   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated November 6, 1996, and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                         NOTICE OF OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING SHARES OF COMMON STOCK
                   (INCLUDING ANY ASSOCIATED STOCK PURCHASE RIGHTS)
                                          OF
                                 LOCTITE CORPORATION
                                         AT
                                $57.75 NET PER SHARE
                                         BY
                                 HC INVESTMENTS, INC.
                        AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                                     HENKEL KGaA

    HC Investments, Inc., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Henkel KGaA, a Kommanditgesellschaft auf Aktien (a partnership limited by shares) organized under the laws of the Federal Republic of Germany ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Loctite Corporation, a Delaware corporation (the "Company"), including the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of April 14, 1994 between the Company and The First National Bank of Boston, as Rights Agent, and all benefits that may inure to holders thereof, for a purchase price of $57.75 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, JANUARY 6, 1997, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED (AND NOT WITHDRAWN) PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD, WHEN AGGREGATED WITH THE SHARES ALREADY OWNED BY PURCHASER, REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (II) PURCHASER REMAINING SATISFIED THAT THE OFFER CONSTITUTES A "PERMITTED OFFER" UNDER THE COMPANY'S RIGHTS AGREEMENT AND THAT THE RIGHTS WILL NOT BECOME EXERCISABLE (OR BE ADJUSTED) UPON CONSUMMATION OF, OR OTHERWISE ARE INAPPLICABLE TO, THE OFFER AND THE SECOND STEP MERGER (DESCRIBED HEREIN) (THE "RIGHTS CONDITIONS"). THE OFFER IS SUBJECT TO OTHER TERMS AND CONDITIONS.

    Parent and Purchaser are seeking to negotiate with the Company the acquisition of the Company by Purchaser. Purchaser reserves the right (subject to applicable law, including Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to amend the Offer, including by shortening the period the offer is to remain open and causing the Offer to expire on a date prior to Monday, January 6, 1997, if Purchaser determines that it is not necessary for the Offer to remain open until such date in order for the Rights Condition to be satisfied.

    The purpose of the Offer is to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of at least a majority of the Shares. Following consummation of the Offer, Purchaser currently intends to take such steps as are necessary to take control of the Board of Directors of the Company and thereafter to have the Company consummate a merger (the "Second Step Merger") with Purchaser or another direct or indirect wholly-owned subsidiary of Parent in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Although Purchaser intends to take such steps promptly, no assurance can be given as to when Purchaser will be able to cause the Second Step Merger to be consummated. In the Second Step Merger, each then-outstanding Share (other than Shares owned by Purchaser and its affiliates, Shares held in the treasury of the Company and Shares held by stockholders who perfect any available dissenters' rights under the DGCL) will be converted into the right to receive an amount in cash equal to the Offer Price. If Purchaser owns at least 90% of the outstanding Shares, Purchaser would have the ability to consummate the Second Step Merger without taking control of the Board of Directors of the Company and without action by the Company's Board or the stockholders of the Company pursuant to the "short form" merger provisions of the DGCL.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Under no circumstances will any interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in making such payment.

    The term "Expiration Date" means 5:00 P.M., New York City time, on Monday, January 6, 1997, unless and until Purchaser shall have extended or shortened the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended or shortened by Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in the section entitled "THE TENDER OFFER-Certain Conditions of the Offer" of the Offer to Purchase shall have occurred or shall have been determined by Purchaser to have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. There can be no assurance that Purchaser will exercise its right to extend the Offer. Any extension, shortening, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights.

    Except as otherwise provided below, tenders of Shares will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 3, 1997. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in the section entitled "THE TENDER OFFER-Procedure for Tendering Shares" of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the section entitled "THE TENDER OFFER-Procedure for Tendering Shares" of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, which determination will be final and binding.

    Requests are being made to the Company for use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares and communicating with holders of Shares in connection with the Offer. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

    THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent, and copies will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                         The Information Agent for the Offer is:
                           [Logo of MacKenzie Partners, Inc.]
                                   156 Fifth Avenue
                               New York, New York 10010
                            (212) 929-5500 (Call Collect)
                                          or

                            CALL TOLL-FREE (800) 322-2885

                         The Dealer Manager for the Offer is:
                                   ROTHSCHILD INC.
                             1251 Avenue of the Americas
                               New York, New York 10020
                      Call Toll-Free: (800) 753-5151 (Ext. 3611)

November 6, 1996